Exhibit 10.14

Execution

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) dated as of                     , 201  , but retroactive to the date when the Indemnitee began service as director or officer of Association (as defined herein), is entered into by and between Luther Burbank Savings, a federally chartered savings association including any and all subsidiaries thereof (the “Association”) and the indemnitee listed on the signature page hereto (individually, as “Indemnitee” and, collectively, the “Indemnitees”).

RECITALS

A.                                    The Board of Directors of Association (the “Board”) has determined that, in order to attract and retain qualified individuals to serve as directors and officers, Association must maintain on an ongoing basis, at its sole expense, liability insurance to protect such persons serving Association from certain liabilities.

B.                                    Indemnitees may be entitled to indemnification pursuant to 12 C.F.R. § 145.121, 12 U.S.C. 1821(k), the articles and bylaws of Association, the General Corporation Law of the State of California and/or any other laws or regulations applicable to Association (collectively the “Applicable Laws”).

C.                                    It is reasonably prudent and necessary for Association to obligate itself to indemnify, and to advance Expenses on behalf of, Indemnitee to the fullest extent permitted by Applicable Laws so that Indemnitee will serve or continue to serve as a director and/or officer of Association.

D.                                    This Agreement is a supplement to and in furtherance of Applicable Laws, and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Indemnitee thereunder.   Certain terms used herein are defined in Section 9.

In consideration of Indemnitee’s agreement to serve as a director and/or officer of Association, the parties hereto agree as follows:

1.                                      Indemnification of Indemnitee.  Association hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by Applicable Laws, as such may be amended from time to time.  In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)                                 Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Action.  Indemnitee shall be indemnified for (i) any amount for which Indemnitee becomes liable under a Settlement or Final Judgment in such Action, and (ii) reasonable Expenses actually paid or incurred by Indemnitee in defending or settling such Action, or in enforcing Indemnitee’s rights under this Section 1 (if Indemnitee obtains a favorable judgment in such enforcement action).

(b)                                 Indemnification pursuant to Section 1(a) shall be available to Indemnitee only if:

(i)                                     Final Judgment on the merits is in Indemnitee’s favor; or

(ii)                                  In case of (x) Settlement, (y) Final Judgment against Indemnitee, or (z) Final Judgment in Indemnitee’s favor, other than on the merits, if a majority of the Disinterested Directors of Association determines that Indemnitee was acting in good faith within the scope of Indemnitee’s authority as Indemnitee could reasonably have perceived it under the circumstances and for a purpose Indemnitee could reasonably have believed under the circumstances was in the best interests of Association or its shareholders.  Such determination shall be made by the Disinterested Directors within thirty (30) days after Association’s receipt of a written request therefor by Indemnitee.

Notwithstanding the foregoing, no indemnification shall be made unless Association gives the Office of the Comptroller of the Currency (“OCC”) or its successor, pursuant to Section 145.121(c)(2) at least sixty (60) days’ written notice of its intention to make such indemnification. Such notice shall state the facts on which the Action arose, the terms of any Settlement, and any disposition of the Action by a Court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the Assistant Deputy Comptroller of the San Francisco field office of the OCC or its successor, who shall be requested to promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OCC or its successor advises Association in writing, within such notice period, of its objection thereto.  Association shall use its best efforts to resolve or eliminate any such objection.

(c)                                  Advancement of Expenses.  Notwithstanding any other provision of this Agreement, if a majority of the Board concludes that, in connection with an Action, Indemnitee may become entitled to indemnification under this Agreement, the Board may authorize the payment of Expenses arising from the defense and/or Settlement of such Action.  The Board shall have the right to impose such conditions on payment of expenses as it deems reasonably warranted and in the best interests of Association. In such circumstances, Association shall advance all the Expenses incurred by or on behalf of Indemnitee in connection with the Action within thirty (30) days after the receipt by Association of a statement from Indemnitee (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) requesting such advance or advances from time to time, whether prior to or after final disposition of such Action. Such statement shall reasonably evidence the Expenses incurred by Indemnitee.  The execution and delivery by Indemnitee of this Agreement shall constitute an undertaking that Indemnitee agrees to the fullest extent permitted by Applicable Laws, to reimburse Association for all reasonable Expenses advanced and paid by Association in the event and only to the extent it shall be ultimately determined by Final Judgment that Indemnitee is not entitled to be indemnified by Association for such Expenses.

2.                                      Procedures for Determination of Entitlement to Indemnification.  It is the intent of this Agreement to secure for Indemnitee rights of indemnification that are the most favorable permitted under Applicable Laws.  Accordingly, the parties agree that the following procedures shall apply:

(a)                                 To obtain indemnification under this Agreement, Indemnitee shall submit to Association a written request, including therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The President of Association shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b)                                 Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 2(a) above, a determination with respect to Indemnitee’s entitlement thereto shall be made by the vote of a majority of the Disinterested Directors of the Board within thirty (30) days after receipt of such request.

(c)                                  In making a determination with respect to entitlement to indemnification hereunder, the Board shall consider whether Indemnitee acted in good faith within the scope of Indemnitee’s employment or authority as Indemnitee could reasonably have perceived it under the circumstances and for a purpose Indemnitee could reasonably have believed under the circumstances was in the best interests of Association.

(d)                                 Indemnitee shall be deemed to have acted in good faith and in the best interests of Association if Indemnitee’s action is based on the records or books of account of Association, including financial statements, or on information supplied to Indemnitee by the officers of Association in the course of their duties, or on the advice of legal counsel for Association or on information or records given or reports made to Association  by an independent certified public accountant or by an appraiser or other expert selected by Association.  In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of Association shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

(e)                                  Indemnitee shall cooperate with the Board with respect to Indemnitee’s entitlement to indemnification, including providing to the Board upon reasonable advance request any documentation or information which is not privileged (but in the case of invoices in connection with legal services, any references to legal work performed or expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  The Board shall act reasonably and in good faith in making a determination regarding Indemnitee’s entitlement to indemnification under this Agreement.  Absent any prohibition by Applicable Laws, any Expenses incurred by Indemnitee in so cooperating with the Board shall be borne by Association (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and Association hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(f)                                   The termination of any Action or of any claim, issue or matter therein, by Final Judgment, dismissal with or without prejudice, order, Settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of Association or with respect to any criminal Action, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

3.                                      Remedies of Indemnitee.

(a)                                 In the event that (i) a determination is made pursuant to Section 2 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 1(c) of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 2(b) of this Agreement within thirty (30) days after receipt by Association of the request for indemnification, or (iv) payment of indemnification is not made within ten (10) days after a determination has been made by the Board and after expiration of the sixty (60) days notice period referred to in the last paragraph of Section 1(b) above and assuming no objection has been received from the OCC or its successor, Indemnitee shall be entitled to an adjudication in an appropriate court in the State of California, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification.  Indemnitee shall commence such proceeding seeking an adjudication within ninety (90) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 3(a), but shall not do so without giving prior written notice to Association.

(b)                                 In the event that a determination shall have been made pursuant to Section 2(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 3 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 2(b).

(c)                                  If a determination shall have been made pursuant to Section 2(b) of this Agreement that Indemnitee is entitled to indemnification and the OCC did not object to such indemnification, Association shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 3, absent (i) a misstatement by

Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under Applicable Laws.

(d)                                 In the event that Indemnitee, pursuant to this Section 3, seeks adjudication of his or her rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by Association, Association shall pay in advance on Indemnitee’s behalf, any and all Expenses actually and reasonably incurred by Indemnitee in such adjudication, absent a prohibition of such payment under Applicable Laws.

(e)                                  Association shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by Association of a written request therefor) advance, to the extent not prohibited by Applicable Laws, such Expenses to Indemnitee, which are reasonably incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement of Expenses from Association under this Agreement or under any insurance policies maintained by Association.

(f)                                   If Indemnitee is the subject of or is involved in any investigation with respect to Association, whether formal or informal, subject to Applicable Laws, Association shall provide to Indemnitee any information it provides to any third party concerning the investigation, provided however, that by executing this Agreement, Indemnitee agrees to use such information solely in connection with such investigation, and if Indemnitee is no longer serving as a director or officer of Association, Indemnitee shall at Association’s request execute an appropriate confidentiality agreement.

4.                                      Insurance; Primacy of Indemnification; Subrogation.

(a)                                 The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under Applicable Laws, any other agreements by or vote of any shareholder of Association or its affiliates, a resolution of directors, any indemnity by the shareholders of affiliates of Association or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal.  To the extent that a change in the Applicable Laws, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under this Agreement, it is the intent of the parties hereto that Indemnitee shall be entitled to the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.  In the event that Indemnitee may be entitled to advancement or payment of Expenses and/or indemnity under this Agreement and other agreements, Indemnitee may assert rights thereto simultaneously, but shall be paid only once.

(b)                                 Association hereby covenants and agrees that, so long as the Indemnitee serves as a director or officer of Association and thereafter so long as the Indemnitee shall be subject to any possible Action by reason of Indemnitee’s past Corporate Status, Association shall use its best efforts to maintain in full force and effect director and officer liability insurance in reasonable amounts from established and reputable insurers, and Indemnitee shall be covered by such insurance in accordance with the terms and conditions typically available in the marketplace for any directors or officers under such insurance; provided, however, that in no event may Association obtain insurance which provides for payment of losses of any person incurred as a consequence of Indemnitee’s willful or criminal misconduct. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, Association has director and officer liability or other applicable insurance in effect, Association shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies.  Association shall thereafter take all necessary or desirable action (including but not limited to any payment of any applicable retention or deductible amount required under Association’s insurance policies) to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies; provided however, that payment by the insurers shall not release Association from its obligations hereunder, except as specifically provided herein.

(c)                                  In the event of a Change in Control or Association becomes insolvent, including being placed into receivership or entering the federal bankruptcy process or similar proceeding, Association shall maintain in force any and all insurance policies then maintained by Association in providing insurance (director and officer liability, fiduciary, employment practices or otherwise) in respect of Indemnitee, for a period of six (6) years after such event.

(d)                                 In the event of any payment under this Agreement, Association shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are necessary to enable Association to bring suit to enforce such rights.

(e)                                  The indemnification of Indemnitee by Association is intended to become available only if insurance maintained by Association is not available for any reason. Association shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise maintained by Association.

(f)                                   Association’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of Association as a director or officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other entity shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other entity.

(g)                                  Association acknowledges that Indemnitee has certain rights to indemnification and advancement of Expenses provided by one or more parties other than Association (the “Secondary Indemnitors”).  Association agrees that, as between Association and Secondary Indemnitors, Association is primarily responsible for amounts required to be indemnified or advanced under Applicable Laws or this Agreement and any obligation of Secondary Indemnitors to provide indemnification or advancement for the same amounts is secondary to Association’s obligations and shall have no effect on Association’s obligation under this Agreement. In the event of any payment by Secondary Indemnitors of amounts otherwise required to be indemnified or advanced by Association under Applicable Laws or this Agreement, Secondary Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee for indemnification or advancement of Expenses or, to the extent such subrogation is unavailable and contribution is found to be the applicable remedy, shall have a right of contribution with respect to the amounts paid.

5.                                      Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, Association shall not indemnify Indemnitee:

(a)                                 if Association has received a written objection notice from the OCC or its successor and has exhausted its remedies with respect to resolving or appealing such objection;

(b)                                 for a claim against Indemnitee for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity agreement maintained by Association or its affiliates, except with respect to any excess beyond the amount paid under any such insurance policy or other indemnity agreement;

(c)                                  in connection with any Action initiated by Indemnitee, including any Action initiated by Indemnitee against Association or its directors, officers, employees or other Indemnitees; or

(d)                                 for any reimbursement of Association by Indemnitee of any bonus or other incentive-based or equity-based compensation.

6.                                      Duration of Agreement.  All agreements and obligations of Association contained herein shall continue during the period Indemnitee is an officer or director of Association (or is or was serving at the request of Association as a director or officer of another corporation, partnership, joint venture, trust or other entity) and for ten (10) years thereafter, or until the final termination of the Action (whichever is later), and shall continue after the expiration of such period so long as Indemnitee shall be subject to any Action (or any proceeding commenced hereunder) by reason of Indemnitee’s Corporate Status, whether or not Indemnitee is acting or serving in any such capacity at the time any liability or Expenses are incurred for which indemnification can be provided under this Agreement.

7.                                      Successors.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Association) assigns, spouses, heirs, executors and personal and legal representatives.

8.                                      Enforcement.

(a)                                 Association expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer and/or director of Association, and Association acknowledges that Indemnitee is relying upon this Agreement in serving as an officer and/or director of Association.

(b)                                 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

9.                                      Definitions.  For purposes of this Agreement:

(a)                                 “Action” means any judicial, administrative or other proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review and determination thereof.

(b)                                 “Change in Control” means (x) Association’s sale of all or substantially all of its assets, (y) a sale of all or a substantial portion of the shares held by the shareholders or (z) any merger, consolidation, sale of a majority of Association’s capital stock (other than in a transaction described in clause (y)) or other similar transaction involving Association and as a result of which the holders of Association’s capital stock immediately prior to the transaction will own less than fifty percent (50%) of the voting power of Association’s capital stock.

(c)                                  “Corporate Status” means the status of a person who is or was a director or an officer of Association, or of any other corporation, partnership, joint venture, trust, employee benefit plan or other entity that such person is or was serving at the request of Association.

(d)                                 “Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(e)                                  “Disinterested Director” means a director of Association who is not and was not a party to the Action in respect of which indemnification is sought by Indemnitee.  In the event that all directors are parties to an Action, any determination required to be made in this Agreement by Disinterested Directors shall be made by independent legal counsel to Association provided that such determination is acceptable to the OCC or its successor.

(f)                                   “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, electronic data charges and costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in or a party to an Action.  Expenses shall also include Expenses incurred in connection with any appeals resulting from any Action, including without limitation the premium, security for, and other costs relating to any bond or its equivalent.

(g)                                  “Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(h)                                 “Settlement” includes but is not limited to agreement to dismissal of an Action with or without prejudice or entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

10.                               Severability; Primacy of Federal Law.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by Applicable Laws.  In the event any provision hereof conflicts with any Applicable Laws including the rules and regulations of the OCC, or its successor, and the Federal Deposit Insurance Corporation (“FDIC”), such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

11.                               Modification and Waiver.  No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.                               Notice By Indemnitee.  Indemnitee agrees to notify Association promptly in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Action or matter which may be subject to indemnification hereunder.  The failure to so notify Association  shall not relieve Association of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices Association .

13.                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

(a)                                 To Indemnitee at the address set forth below Indemnitee’s signature hereto.

(b)                                 To Association at:

804 Fourth Street

Santa Rosa, CA 95404

Attention: President and Chief Executive Officer

or to such other address as may have been furnished to Indemnitee by Association or to Association by Indemnitee, as the case may be.

14.                               Counterparts.  This Agreement may be executed and delivered (including by facsimile signature) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.                               Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

16.                               Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by, and construed and enforced in accordance with applicable federal laws and regulations of the OCC, or its successor, and the FDIC and the laws of the State of California without regard to its conflict of laws rules.  In the event of any conflict between federal and California law, federal law shall govern.

[Remainder of page intentionally left blank — signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

ASSOCIATION	LUTHER BURBANK SAVINGS

By:
	Name:	John Biggs
	Title:	President and Chief Executive Officer

INDEMNITEE

By:
Name:
Address:

[Signature Page to the Indemnification Agreement]